EXHIBIT 10.31

FISCAL 2009 DIRECTOR COMPENSATION POLICY

Our non-employee directors, other than Mr. Samuel A. Gradess, our former Executive Vice President, receive the compensation set forth below for their service on the Board of Directors. We also reimburse all non-employee directors for their reasonable out-of-pocket expenses in connection with their service on the Board of Directors. Directors who are also employed by us do not receive any additional compensation for their service on the Board of Directors.

BOARD MEMBER COMPENSATION

Retainer:	$6,000 per quarter.

Board Meeting Attendance:	$1,000 per meeting (in person or via teleconference).

Lead Independent Director Fee:	$35,000 per year.

COMMITTEE COMPENSATION

Standing Committee Retainer:	$2,000 per quarter.

Standing Committee Chairperson Retainer:	$1,500 per quarter.

EQUITY COMPENSATION

Upon Initial Appointment or Election to the Board:	1,250 options, which vest equally over four years on the anniversary of the date of grant.

Each February 1st to All Non-Employee Directors:	$50,000 worth of restricted stock, subject to repurchase by the Company in the event the recipient ceases to serve on the Board, with such repurchase right lapsing equally over three years on the anniversary of the date of grant.

Each February 1st to the Lead Independent Director:	$35,000 worth of restricted stock, subject to repurchase by the Company in the event the recipient ceases to serve on the Board, with such repurchase right lapsing equally over three years on the anniversary of the date of grant.

In lieu of the compensation described above, we pay Samuel A. Gradess $25,000 per fiscal quarter during which he serves on the Board of Directors without interruption, as well as any standing committee retainers for each committee on which he serves. We also make available to Mr. Gradess an office and certain office services. Mr. Gradess does not receive any equity compensation for his service on the Board of Directors.